Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 24, 2025, relating to the financial statements and financial highlights which appears in Loomis Sayles High Income Fund’s, Loomis Sayles International Growth Fund’s, Loomis Sayles Investment Grade Bond Fund’s, Loomis Sayles Strategic Alpha Fund’s, Loomis Sayles Strategic Income Fund’s, Natixis Oakmark Fund’s, Natixis Oakmark International Fund’s and Natixis U.S. Equity Opportunities Fund’s Annual Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 28, 2025